EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
November 4, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Third Quarter 2014 Earnings and Revises 2014 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $12.5 million, or $0.22 per diluted share, for the third quarter 2014, compared to $5.1 million, or $0.10 per diluted share, for the third quarter 2013. For the first nine months of 2014, consolidated net income was $77.3 million, or $1.35 per diluted share, compared to $74.9 million, or $1.46 per diluted share, for the same period in 2013.

Consolidated earnings for the third quarter and year to date 2014 and 2013 reflect certain non-recurring after-tax expenses, which are explained below.

•	Acquisition-related expenses recorded in 2014 associated with the proposed acquisition of Philadelphia Gas Works
•	Reserves recorded in the third quarter 2014 and 2013 related to the transmission return on equity (ROE) proceedings pending at the Federal Energy Regulatory Commission (FERC)
•	A regulatory write-off mandated by the Connecticut Public Utilities Regulatory Authority associated with the electric distribution rate case recorded in the third quarter 2013

Consolidated earnings excluding non-recurring items for the three months ended September 30 were:

	Quarter ended Sept 30,
	Net Income (Loss)			Earnings per Share
	2014	2013	'14 vs '13	2014	2013	'14 vs '13
Consolidated Earnings	$12.5	$5.1	$7.4	$0.22	$0.10	$0.12

Excluding non-recurring items:
Acquisition-related expenses	0.9	-	0.9	0.02	-	0.02
FERC ROE reserves	3.2	1.5	1.7	0.06	0.03	0.03
Electric distribution rate case disallowances	-	10.5	(10.5)	-	0.21	(0.21)
Consolidated Earnings excluding non-recurring items	$16.6	$17.1	$(0.5)	$0.30	$0.34	$(0.04)

Consolidated earnings excluding non-recurring items for the first nine months ended September 30 were:

	Nine Months ended Sept 30,
	Net Income (Loss)			Earnings per Share
	2014	2013	'14 vs '13	2014	2013	'14 vs '13
Consolidated Earnings	$77.3	$74.9	$2.4	$1.35	$1.46	$(0.11)

Excluding non-recurring items:
Acquisition-related expenses	12.8	-	12.8	0.22	-	0.22
FERC ROE reserves	3.2	1.5	1.7	0.06	0.03	0.03
Electric distribution rate case disallowances	-	10.5	(10.5)	-	0.21	(0.21)
Consolidated Earnings excluding non-recurring items	$93.3	$86.9	$6.4	$1.63	$1.70	$(0.07)

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“Earnings for the quarter and year to date 2014 were negatively impacted by non-recurring items noted above. We will continue to closely manage our operations and maintenance costs at all our companies for the remainder of the year to help mitigate some of these charges, and we will continue to implement our strategic initiatives,” commented James P. Torgerson, UIL’s president and chief executive officer. “We have added over 9,400 natural gas heating customers through September, which is 97% of our year-to-date forecast. We are optimistic that we will exceed the 14,947 conversions we achieved in 2013 and will continue to work diligently towards our long-term goal of adding nearly 200,000 new gas heating customers by 2023.”

“In early March, we announced an agreement with the City of Philadelphia to acquire Philadelphia Gas Works (PGW), subject to approvals from the Philadelphia City Council and the Pennsylvania Public Utility Commission,” added Torgerson. “However, on October 27, 2014, the City Council announced that it had informed Philadelphia Mayor Michael Nutter that the City Council would not endorse the proposed sale of the assets of PGW.”

“We have expressed our disappointment in the City Council’s announcement that it plans for no public consideration or vote on the transaction and no opportunity to refute the characterizations by Concentric, the City Council’s consultant, of our commitment to the many considerations and objectives that are important to the City Council,” added Torgerson. “On October 28, 2014, we announced that we will determine whether to exercise our contractual right to terminate the agreement with the City and make a determination on future action within two weeks.”

Electric distribution & Other

The electric distribution business earned $17.9 million, or $0.31 per diluted share, for the third quarter 2014, compared to $7.1 million, or $0.14 per diluted share, for the same period in 2013. For the first nine months of 2014, the electric distribution business earned $43.1 million, or $0.75 per diluted share, compared to $33.7 million, or $0.66 per diluted share, for the same period in 2013.

Consolidated earnings for the third quarter and first nine months of 2013 reflect after-tax rate case disallowances of $10.5 million, or $0.21 per diluted share, as discussed above. Excluding these disallowances, the electric distribution business earned $17.9 million, or $0.31 per diluted share, for the third quarter 2014, compared to $17.6 million, or $0.35 per diluted share, for the third quarter 2013. Excluding these disallowances, the electric distribution business earned $43.1 million, or $0.75 per diluted share, for the first nine months of 2014, compared to $44.2 million, or $0.87 per diluted share, for the same period in 2013. The decrease in earnings for the first nine months of 2014 was mainly due to increased uncollectible expense.

Electric transmission

The electric transmission business earned $5.5 million, or $0.10 per diluted share, for the third quarter 2014, compared to $7.1 million, or $0.14 per diluted share, for the same period in 2013. For the first nine months of 2014, the electric transmission business earned $23.1 million, or $0.40 per diluted share, compared to $24.7 million, or $0.48 per diluted share, for the same period in 2013.

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Consolidated earnings for the third quarter and first nine months of 2014 and 2013 reflect reserves recorded relating to the ROE proceedings pending at the FERC in the amounts of $3.2 million, or $0.06 per diluted share, and $1.5 million, or $0.03 per diluted share, for 2014 and 2013, respectively. Excluding these FERC ROE reserves, the electric transmission business earned $8.7 million, or $0.16 per diluted share, for the third quarter 2014, compared to $8.6 million, or $0.17 per diluted share, for the third quarter 2013. Excluding these reserves, the electric transmission business earned $26.3 million, or $0.46 per diluted share, for the first nine months of 2014, compared to $26.2 million, or $0.51 per diluted share, for the first nine months of 2013.

Gas distribution

The gas distribution business incurred a loss, consistent with the seasonal nature of the gas business, of $6.5 million, or $0.11 per diluted share, for the third quarter 2014, compared to a loss of $6.3 million, or $0.12 per diluted share, for the third quarter 2013. The increased loss for the third quarter was primarily due to increased uncollectible expense.

For the first nine months of 2014, the gas distribution business earned $30.3 million, or $0.53 per diluted share, compared to $24.3 million, or $0.48 per diluted share, for the same period in 2013. The increase in earnings in 2014 was primarily due to colder weather, increased customer growth and increased normalized usage per customer, partially offset by increased uncollectible expense.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands)
	3Q '14 vs. 3Q '13 Gross Margin	YTD '14 vs. YTD '13 Gross Margin
Weather(1)	$14	$6,663
Normalized usage per customer	(208)	3,297
Decoupling adjustment	1,275	(1,154)
Subtotal	$1,081	$8,806
Customer Growth	451	4,144
Total	$1,532	$12,950

(1) Excluding YTD '14 weather insurance payouts of $2.2M, pre-tax

Corporate

Corporate costs were $4.4 million, or $0.08 per diluted share, for the third quarter 2014, compared to costs of $2.8 million, or $0.06 per diluted share, for the third quarter 2013. For the first nine months of 2014, Corporate costs were $19.2 million, or $0.33 per diluted share, compared to costs of $7.8 million, or $0.16 per diluted share, for the same period in 2013.

Excluding the after-tax acquisition-related expenses of $0.9 million, or $0.02 per diluted share, Corporate costs for the third quarter of 2014 were $3.5 million, or $0.06 per diluted share, compared to costs of $2.8 million, or $0.06 per diluted share, for the third quarter 2013. Corporate cost variances for the third quarter were primarily due to the partial reversal of an interim tax benefit recognized in the first quarter 2014, which adjusted consolidated tax expense to the projected, annualized consolidated income tax rate.

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Excluding the after-tax acquisition-related expenses of $12.8 million, or $0.22 per diluted share, Corporate costs for the first nine months of 2014 were $6.4 million, or $0.11 per diluted share, compared to costs of $7.8 million, or $0.16 per diluted share, for the same period in 2013. The decrease in costs was primarily due to an increase in the return on shared capital assets.

Segment details for UIL Holdings Corporation’s results for the third quarter and first nine months of 2014, compared to the same periods in 2013, are presented in the table below:

	Net Income (Loss) - $M
	Quarter ended September 30,			Nine months ended September 30,
	2014	2013	'14 vs '13	2014	2013	'14 vs '13

Electric Distribution & Other	$17.9	$17.6	$0.3	$43.1	$44.2	$(1.1)
Electric Transmission	8.7	8.6	0.1	26.3	26.2	0.1
Gas Distribution	(6.5)	(6.3)	(0.2)	30.3	24.3	6.0

Operating Companies	20.1	19.9	0.2	99.7	94.7	5.0

Corporate	(3.5)	(2.8)	(0.7)	(6.4)	(7.8)	1.4

Subtotal	$16.6	$17.1	$(0.5)	$93.3	$86.9	$6.4

Acquisition-related expenses	(0.9)	-	(0.9)	(12.8)	-	(12.8)
FERC ROE reserves	(3.2)	(1.5)	(1.7)	(3.2)	(1.5)	(1.7)
Rate case disallowances	-	(10.5)	10.5	-	(10.5)	10.5

Consolidated Earnings	$12.5	$5.1	$7.4	$77.3	$74.9	$2.4

	Earnings (Loss) Per Share
	Quarter ended September 30,			Nine months ended September 30,
	2014	2013	'14 vs '13	2014	2013	'14 vs '13

Electric Distribution & Other	$0.31	$0.35	$(0.04)	$0.75	$0.87	$(0.12)
Electric Transmission	0.16	0.17	(0.01)	0.46	0.51	(0.05)
Gas Distribution	(0.11)	(0.12)	0.01	0.53	0.48	0.05

Operating Companies	0.36	0.40	(0.04)	1.74	1.86	(0.12)

Corporate	(0.06)	(0.06)	-	(0.11)	(0.16)	0.05

Subtotal	$0.30	$0.34	$(0.04)	$1.63	$1.70	$(0.07)

Acquisition-related expenses	(0.02)	-	(0.02)	(0.22)	-	(0.22)
FERC ROE reserves	(0.06)	(0.03)	(0.03)	(0.06)	(0.03)	(0.03)
Rate case disallowances	-	(0.21)	0.21	-	(0.21)	0.21

Consolidated Earnings	$0.22	$0.10	$0.12	$1.35	$1.46	$(0.11)

Avg. Shares - diluted (M)	57.1	51.2		57.1	51.2

Amounts may not add due to rounding

Looking Forward

UIL is revising its 2014 earnings guidance from $1.94 to $2.14 per diluted share to $1.80 to $2.00 per diluted share and its 2014 Consolidated net income guidance from a range of $110 million to $122 million to a range of $103 million to $114 million. The revisions reflect increased acquisition-related expenses related to Philadelphia Gas Works and regulatory reserves, which relate primarily to UIL’s current assessment of the ultimate outcome of the FERC ROE proceedings. Excluding the impact of these non-recurring items, UIL has narrowed its 2014 earnings guidance range from $2.15 to $2.35 per diluted share to $2.17 to $2.33 per diluted share. On a net income basis, excluding these non-recurring items, UIL’s 2014 earnings guidance is narrowed from a range of $122 million to $134 million to a range of $124 million to $133 million. The change in guidance reflects the impact of year-to-date earnings, which now include three quarters of actual results.

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This guidance excludes the impact of any additional acquisition-related expenses, including, but not limited to, investment banking and legal fees which become payable if certain acquisition milestones are met, along with additional potential costs related to the bridge facility. It also excludes interest expense from the proposed debt financing, dilution from the proposed equity issuance and any potential earnings from Philadelphia Gas Works.

Category	Approximate Net Income(1)	EPS - diluted(2)

Electric distribution & Other (3)	$50 - $59	$0.88 - $1.03
Electric transmission(4)	$32 - $37	$0.56 - $0.65

Total Electric	$86 - $94	$1.50 - $1.65

Gas distribution	$43 - $49	$0.75 - $0.85

Operating Companies	$131- $140	$2.30 - $2.45

UIL Corporate(5)	($9) - ($6)	($0.15) - ($0.10)

Total UIL Holdings, excl. non-recurring items	$124 - $133	$2.17 - $2.33

Non-recurring item - Acquisition-related expenses(6)	($13) - ($13)	($0.22) - ($0.22)

Non-recurring item - Regulatory (7)	($6) - ($6)	($0.10) - ($0.10)

Total UIL Holdings(8)	$103 - $114	$1.80 - $2.00

(1)	Rounded to the nearest million
(2)	Assumes approximately 57.1 million average shares outstanding
(3)	Excluding any potential impact from GSC proceeding
(4)	Excluding reserve taken in 3Q '14 for FERC ROE complaint and any additional impacts
(5)	Excluding acquisition-related expenses
(6)	Acquisition-related expenses through September 30, 2014; projected acquisition-related expenses excluded
(7)	Includes any impact resulting from the FERC ROE complaints and the GSC proceeding (if final decision is adopted without change)
(8)	Expectations are not expected to be additive

Third quarter 2014 earnings conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Wednesday, November 5, 2014, beginning at 10:00 a.m. eastern time. UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session. Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL Holdings’ website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the net income determined in accordance with generally accepted accounting principles (GAAP), and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes presenting earnings excluding certain non-recurring items, as well as earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section, are useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses. EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets (particularly as they affect the terms on which we can issue equity securities or incur borrowings in connection with the pending acquisition of the operating assets and certain liabilities of Philadelphia Gas Works), legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, the expected timing and likelihood of completion of the pending acquisition, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending acquisition that could reduce anticipated benefits or cause the parties to abandon the transaction, the allocation of personnel and resources to the pending acquisition during this time period, as well as the ability to successfully integrate the businesses, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of our subsidiaries. All such factors are difficult to predict, contain uncertainties that may materially affect our actual results and are beyond our control. You should not place undue reliance on the forward-looking statements, each speaks only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The foregoing and other factors are discussed and should be reviewed in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and other subsequent filings with the Securities and Exchange Commission.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2014:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Revenues	$293,026	$316,478	$1,198,982	$1,183,591

Operating Expenses
Operation
Purchased power	37,962	37,314	123,771	105,996
Natural gas purchased	30,814	37,343	322,296	315,520
Operation and maintenance	95,251	89,810	290,828	273,539
Transmission wholesale	25,802	28,659	65,777	65,994
Depreciation and amortization	35,578	50,761	112,408	146,537
Taxes - other than income taxes	32,897	32,389	102,974	96,335
Rate case disallowances	-	17,543	-	17,543
Acquisition-related expenses	570	-	6,090	-
Total Operating Expenses	258,874	293,819	1,024,144	1,021,464
Operating Income	34,152	22,659	174,838	162,127

Other Income and (Deductions), net
Acquisition-related bridge facility fees	(849)	-	(15,188)	-
Other income and (deductions)	4,336	5,153	12,822	15,718
Total Other Income and (Deductions), net	3,487	5,153	(2,366)	15,718

Interest Charges, net
Interest on long-term debt	22,386	21,896	67,286	65,272
Other interest, net	636	(106)	1,203	2,442
	23,022	21,790	68,489	67,714
Amortization of debt expense and redemption premiums	619	609	1,833	1,819
Total Interest Charges, net	23,641	22,399	70,322	69,533

Income from Equity Investments	3,492	3,930	10,398	11,590

Income Before Income Taxes	17,490	9,343	112,548	119,902

Income Taxes	4,986	4,186	35,276	45,004

Net Income	12,504	5,157	77,272	74,898
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	6	13	(21)	39

Net Income attributable to UIL Holdings	$12,498	$5,144	$77,293	$74,859

Average Number of Common Shares Outstanding - Basic	56,855	50,989	56,827	50,956
Average Number of Common Shares Outstanding - Diluted	57,133	51,231	57,114	51,237

Earnings Per Share of Common Stock - Basic:	$0.22	$0.10	$1.36	$1.47

Earnings Per Share of Common Stock - Diluted:	$0.22	$0.10	$1.35	$1.46

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Income	$12,504	$5,157	$77,272	$74,898
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains (losses) related to pension and other post retirement benefit plans	(104)	247	126	481
Other	(6)	3	3	(25)
Total Other Comprehensive Income (Loss), net of income taxes	(110)	250	129	456
Comprehensive Income	12,394	5,407	77,401	75,354
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	6	13	(21)	39
Comprehensive Income Attributable to UIL Holdings	$12,388	$5,394	$77,422	$75,315

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(thousands of dollars)	September 30, 2014	December 31, 2013
ASSETS
Current assets	$587,784	$888,004
Other investments	139,638	144,589
Net property, plant and equipment	3,185,386	3,068,680
Regulatory assets	621,605	703,739
Goodwill	266,205	266,205
Deferred charges and other assets	57,123	73,003
Total Assets	$4,857,741	$5,144,220

LIABILITIES AND CAPITALIZATION
Current liabilities	$357,894	$612,823
Deferred income taxes	569,301	540,542
Regulatory liabilities	513,722	445,092
Other noncurrent liabilities	343,631	467,766
Total Liabilities	1,784,548	2,066,223

Long-term debt, net of unamortized discount and premium	1,713,986	1,723,842
Preferred stock of subsidiary	119	340
Net common stock equity	1,359,088	1,353,815
Total Capitalization	3,073,193	3,077,997

Total Liabilities and Capitalization	$4,857,741	$5,144,220